Exhibit 10.1

EMPLOYMENT AGREEMENT

Chief Executive Officer

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) made and entered into this 19th day of January 2026, by and between Helio Corporation, a Florida corporation with principal offices located at 2448 Sixth Street, Berkeley, California 94710 (“Helio” or “Company”); and Mark Knauf, an individual, with principal offices located at 2230 S McCall Rd Englewood, FL 34224 (“Knauf” or Manager). Helio and Knauf shall be referred to individually as a “Party’’ and collectively as the “Parties.”

WHEREAS, Helio is a Florida corporation, in the business of manufacturing aerospace products, and components for spacecrafts;

WHEREAS, Knauf is an individual possessing the education, experience and skills needed to administer and manage Helio’s Investor Relations Program as well as the general experience needed to manage its campaigns, projects and personnel;

WHEREAS, the board of directors of Helio has determined and resolved that it is in the best interest of the Company to retain the services of Knauf as Chief Financial Officer, with all the requisite rights, duties and obligations of these positions;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.0 Duties & Responsibilities

1.1 Duties of Chief Financial Officer. Helio will employ Knauf as its Chief Financial Officer during the Term of this Agreement. Knauf shall perform his duties and responsibilities within the framework of the vision, mission, and core values of Helio, as well as the Articles of incorporation and Bylaws, of Helio. As part of his duties, Knauf shall also attend those educational, academic or philanthropic conferences related to Helio that Knauf or the Board of Directors determine are beneficial and appropriate. Knauf shall be responsible for the management of a coordinated multi-thread campaign, aimed to improve visibility while maintaining the core values of the company. Without limiting the foregoing, Knauf’s duties include but are not limited to:

1.1.1 Executing the company’s financial strategy

1.1.2 Developing plans for growth to increase company profit while also reducing expenditure

1.1.3 Identifying investment opportunities and managing mergers and acquisitions

1.1.4 Assisting the Chief Executive Officer (CEO) to develop financial plans

1.1.5 Coordinate the composition and release of quarterly financial statements, 8K and registration forms on Edgar system

1.1.6 Address financials questions by FINRA, the SEC and other regulatory agencies

1.1.7 Managing accounting procedures

1.1.8 Analyzing data and creating models based on the analysis

1.1.9 Arrange and coordinate the Quarterly Financial Results conference call

1.1.10 Arrange and coordinate regular lunch meetings with retail investors and broker groups in different cities

1.1.11 Manage and maintain the company’s data room.

1.2 Conflicts of Interest. Knauf shall avoid conflicts, potential or real, between his own personal and financial interests and that of Helio, and shall comply with Helio conflict of interest policy as adopted and revised by the Board of Directors from time to time. In general, Knauf shall be free to engage in independent investor relationships and pursue personal business activities unrelated to his duties at Helio to the extent consistent with the conflict-of-interest policy and with the approval of the Board.

2.0 Consideration. In Consideration for Knauf’s agreement to perform his duties as Manager in accordance with Article 1 of this Agreement, Helio agrees as follows:

2.1 Common Stock. Helio agrees to issue to Knauf one hundred thousand 100,000 shares of common stock in the Company (the Stock”) for one year, starting with 25,000 shares on January 20, 2026. The shares will vest quarterly at 25,000 shares the end of each fiscal quarter. The shares will be treated as Restricted Stock Award (RSA) and be valued at the 30-day moving average on the last trading date immediately preceding the date of grant. Knauf is responsible for his own Internal Revenue election for his personal tax treatment of this form of compensation and understands that to receive the shares intact he will have to repay the Company for any applicable withholding taxes.

2.2 Salary. Helio agrees to pay to Knauf a salary in the amount of $10,000 per month after the company successfully raises ten million $10,000,000 in aggregate, until such time as the Board of Directors determines future compensation based on Knauf’s performance or other merit-based criteria.

3.0 Term of Employment. Knauf’s Term of Employment pursuant to this Agreement shall commence upon execution of this Agreement and shall continue for a period of one (1) year therefrom. Thereafter, the Term of Employment shall automatically renew for successive periods of one (1) year each.

3.1 Termination for Cause. The Board of Directors may only terminate Knauf’s employment with the Company for cause. In the event Knauf is terminated for Cause, the Company shall have no obligation, except as otherwise required by law, to (a) pay a salary to Knauf in accordance with the provisions of Sections 2.1 and 2.2, except for the Knauf’s then applicable salary accrued through the date of such termination; and (b) provide any further benefits for the period following Knauf’s termination for cause. “Cause” shall be defined as:

3.1.1 Any act or omission that constitutes a material breach by Knauf of any of his obligations under this Agreement;

3.1.2 The willful and continued failure or refusal of Knauf to satisfactorily perform the duties reasonably required of him as an employee of the Company;

3.1.3 Knauf’s conviction of, or plea of nolo contendere to any felony or any crime involving dishonesty or moral turpitude or any other crime that could reflect negatively upon the Company or otherwise impair or impede its operations;

3.1.4 Knauf’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

3.1.5 Knauf’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

3.1.6 Knauf’s refusal to follow the directions of the Board, unless such directions are, in the reasonable written opinion of legal counsel, illegal or in violation of applicable law;

3.1.7 Any other willful misconduct by Knauf that is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates; or

3.1.8 Knauf’s breach of his obligations under Section 1.1 of this Agreement.

3.2 Resignation by Knauf. Knauf may resign his employment with the Company upon 30 (thirty) days written notice to the Board, and his date of resignation shall be considered the date on which he is no longer employed, not the date on which he gives written notice. Knauf shall only be entitled to receive: (a) his salary and bonuses in accordance with Sections 2.1 and 2.2 that has accrued up to the date of resignation; and (b) any and all benefits accrued up to the date of resignation. Knauf shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after the date of resignation.

3.3 Termination without Cause. In the event that the Company terminates Knauf’s employment without Cause, as defined in Section 3.1, Knauf shall be entitled to receive: (a) his salary and bonuses in accordance with Sections 2.1 and 2.2 for a period of 3 months following the date of the termination without Cause; and (b) any and all benefits for which he is entitled for a period of 3 months following the date of the termination without Cause. Knauf shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after such termination.

3.4 Constructive Termination. In the event that Knauf is constructively terminated, Knauf shall be entitled to receive: (a) his salary and bonuses in accordance with Sections 2.1 and 2.2 for a period of 3 months following the date of the termination without Cause; and (b) any and all benefits for which he is entitled for a period of 3 months following the date of the termination without Cause. Knauf shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after such termination.

3.5 Termination by Mutual Agreement. In the event that the Parties mutually agree to terminate the employment of Knauf, regardless of the reason or reasons, Knauf shall be entitled to receive: (a) his salary and bonuses in accordance with Sections 2.1 and 2.2 for a period of 3 months following the date of the termination by mutual agreement; and (b) any and all benefits for which he is entitled for a period of 3 months following the date of the termination by mutual agreement. Knauf shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after such termination.

3.6 Disability. In the event that Knauf is forced to resign due to disability, regardless of cause unless as a result of an intentional self-inflicted injury, Knauf shall be entitled to receive: (a) his salary and bonuses in accordance with Sections 2.1 and 2.2 for a period of 3 months following the date of the termination due to disability; and (c) any and all benefits for 3 months following the date of the termination due to disability. Knauf shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after such termination.

3.6.1 Self-Inflicted Disability. If such disability is as a result of any intentional self-inflicted injury, such termination shall be considered a resignation as of the date of the disability, and Knauf shall only be entitled to the benefits provided as a result of resignation in accordance with Section 3.2.

3.7 Death. In the event of the death of Knauf, for any reason other than suicide, Knauf’s next of kin shall be entitled to receive: (a) his salary and bonuses in accordance with Sections 2.1 and 2.2 for a period of 3 months following the date of his death; and (b) any and all benefits for a period of 3 months following the date of his death.

3.7.1 Suicide. In the event that Knauf’s death is a result of suicide, such death shall be considered a resignation as of the date of death, and Knauf’s next of kin shall only be entitled to the benefits provided as a result of resignation in accordance with Section 3.2 Next of Kin. Knauf shall designate his next of kin at any time during his employment with the Company, or in the alternative, designate a trust or other entity to receive his salary and benefits in the event of his death.

4.0 Confidentiality.

4.1 Confidential Information. During the performance of their duties and obligations under this Agreement, the Parties will become privileged to certain information that is classified as “Confidential Information,” including, but not limited to the terms and conditions of this Agreement; personal information regarding the Parties; and any other information that the Parties shall deem to be Confidential Information. Any Party may deem any information as Confidential Information and do not require approval or authorization from the other Party for the information to be deemed Confidential Information. Confidential Information shall not include the following:

4.1.1 Information that is or becomes publicly available other than as a result of a violation of this Agreement; or

4.1.2 Information that is or becomes available on a non-confidential basis from a source that Party is not aware to be prohibited from disclosing such information pursuant to a legal, contractual or fiduciary obligation; or

4.1.3 Information that the Party can demonstrate was legally in the possession of a third party prior to disclosure by Party to that third party.

4.2 Non-Disclosure of Confidential Information. Except as may be required by law, the Parties shall not disclose any Confidential Information to any third party without the express, written consent of the other Party. Each Party shall require all its owners, directors, managers, employees, key personnel, agents, representatives, affiliates, consultants, advisors, attorneys, accountants, contractors, and any other individual affiliated with that Party to be bound by the provisions of this Article.

4.3 Exemptions. Either Party may disclose the terms of this Agreement to its outside auditors, accountants, and attorneys, only to the extent necessary to permit the performance of the necessary or required tax, accounting, financial, legal, or tasks and services.

4.4 Remedies. Should any Party disclose any Confidential Information, the other Party shall be entitled to injunctive relief preventing further disclosure of Confidential Information, in addition to any other remedies, monetary or otherwise, available hereunder, whether at law or in equity of Any Party who sustains any damages, as the result of the other Party’s unauthorized disclosure of the Confidential Information shall be entitled to recover its costs and fees, including reasonable attorneys’ fees incurred in obtaining any such relief; and, in the event of litigation as a result of damages resulting from the unauthorized disclosure of Confidential Information, the prevailing party shall be entitled to recover its court costs, expert fees, reasonable attorney’s fees and expenses.

5.0 General Considerations

5.1 Authority to Enter into this Agreement. It is acknowledged that the Parties hereto confirm that they have the authority to enter into this Agreement and none are bound by any previous agreement that adversely affects this agreement.

5.2 Additional Documentation. The Parties agree to provide any additional documents, and execute as required by this Agreement to continue its full effect and performance.

5.3 Limitations. The Parties hereto agree that nothing herein shall be construed as involving any Party in the business of the other and that this Agreement is limited solely for the accomplishment of the business purposes outlined within this Agreement

5.4 Assignment. Knauf reserves the right to assign his rights under paragraph 2.1 of this Agreement to any party, provided that no conflict of interest exists; however, neither party shall assign any other rights, duties or obligations under this Agreement to any third party unless prior written consent is obtained from the other party hereto.

5.5 Binding Effect. This Agreement shall be fully and completely binding upon any owner, manager, director, employee, key personnel, representative, affiliate, advisor, contractor, successor and/or assign of the Parties.

5.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be considered as an original, but all of which, when taken together, shall constitute a single complete agreement. It shall not be required that any single counterpart hereof be signed by all parties, so long as each party signs any counterpart hereof.

5.7 Acceptance: All Parties hereto specifically agree to accept a signed copy of this document, delivered by e-mail, with electronic signatures, as though it were the original. All Parties shall deem the electronic signatures affixed hereto valid and fully effective hereto.

5.8 Force Majeure: No Party shall be liable for any failure to perform its obligations in connection with any action described in this Agreement, if each failure results from any acts of God, war, civil unrest or other causes beyond any Party’s reasonable control, but excluding failure caused by the Party’s financial negligence or failure to follow through with needed and agreed to documentation to complete the effect of this Agreement.

5.9 Binding Arbitration: In the event a dispute arises, each Party agrees, relevant to any claim, to waive their rights to litigate in a court of law or equity, or to a jury trial, but rather agree their exclusive remedy is Binding Arbitration. Each Party shall bear their own costs of arbitration, but the prevailing Party shall be entitled to reimbursement of all costs, fees, and expenses (i.e. all reasonable pre- and post-award expenses of the arbitration fees for representation, travel, and out-of-pocket expenses).

5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado, without regard to its conflict of law provisions. The Parties agree that any legal action or proceeding by or against any Party or with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of Colorado, in and for the County of Denver, or of the United States of America for the District of Colorado.

5.11 Claims and Litigation. Except as disclosed, there are no lawsuits, threats of litigation, claims, or other demands affecting or involving any Party, whether known or unknown, arising or accruing before the date of this Agreement, that may become a liability or obligation of any other Party or adversely affect this transaction.

5.12 Headings. The headings in this Agreement are included for convenience only and shall neither effect the construction or interpretation of any provision in this Agreement nor affect any of the rights or obligations of the parties to this Agreement.

5.13 Entire Agreement. This Agreement contains the entire agreement among the Parties and no statements, promises, or inducements made by any Party or agent of any Party that are not contained in this Agreement shall be valid or binding unless agreed upon by all Parties. This Agreement may not be enlarged, modified, or altered except in writing signed by all Parties and endorsed on this Agreement or future agreements or memorandums.

5.14 Notices. All notices or other communications shall be in writing and shall be personally delivered, or, if mailed, sent to the following relevant address or to such other address as the recipient party may have indicated to the sending party in writing:

If to Helio Corporation:

Helio Corporation

2448 Sixth Street

Berkeley, California 94710

If to Mark Knauf:

2230 S McCall Rd

Englewood, FL 34224

Any such notice shall be deemed given as of the date as personally delivered, sent by fax or e-mail, or mailed, if mailed by certified or registered mail, return receipt requested, or sent by Fed Ex, overnight mail, or a similar service. If otherwise mailed, the notice shall be deemed given as of the earlier of the fourth business day after mailing or actual receipt.

IN WITNESS, the parties have executed this Agreement as of the 19th day of January 2026 and year first written above:

Helio Corporation

Date: January 19, 2026

/s/ Edward Cabrera
Edward Cabrera
Chairman of the Board and Chief Executive Officer

Mark Knauf

Date: January 19, 2026

/s/ Mark Knauf
Mark Knauf
As An Individual